EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERD PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 of Standard Financial Corp of our report dated December 10, 2010, relating to our audit of the consolidated financial statements included in the Annual Report on Form 10-K of Standard Financial Corp for the year ended September 30, 2010.

/s/S.R. Snodgrass, A.C.

Wexford, Pennsylvania
April 19, 2011